EXHIBIT 10.13

Ryder System, Inc.
Long-Term Incentive Plan

Compensation and Benefits
January 1, 2002

MASTER

Introduction

The Board of Directors of Ryder System Inc. has approved a Long-Term Incentive Plan for designated executives as a component of Ryder’s targeted total direct compensation package. The LTIP is designed to reward key executives with additional compensation contingent upon attainment of critical business objectives over a three-year period.

Definitions

For this Plan, the following terms will have these meanings:

Annual Base Pay means the participant’s base salary on January 1, 2002, the beginning of the initial Plan Cycle. For subsequent Plan Cycles, annual base pay will mean bonusable base pay.

Change of Control means the definition set forth in each Participant’s Change of Control Severance Agreement.

Company or Ryder means Ryder System, Inc.

Compensation Committee means the Committee appointed by the Board of Directors to administer all Compensation and Benefit Plans including the LTIP. May also be referred to as the “Committee”.

Earned Cash means the cumulative total amount earned in each plan year during the three-year Plan Cycle. Earned cash is payable according to the Plan’s schedule following the end of each Plan Cycle.

Eligible Employee or Participant means any Employee designated by the Compensation Committee to participate in this Plan.

Employee means any employee of the Company.

EVA means Economic Value Added and is the measurement tool that determines whether a business is earning more than its true cost of capital by incorporating the cost of equity capital as well as debt capital.

Investment options mean those investment funds made available under the LTIP.

LTIP or Plan means the Ryder System, Inc. Long-Term Incentive Plan.

LTIP Account means an account established for each Participant in the LTIP.

LTIP Balance means a Participant’s balance in his or her LTIP Account.

LTIP Target means the percentage of annual base salary established for each participant for the purpose of the LTIP. This target percentage is distributed equally: 50% in cash and 50% in stock. The cash payout is governed by this Plan. The stock award is governed by the terms of the 1995 Incentive Stock Plan, or any successor stock plan. Each participant’s target for the Plan Cycle is documented in the Plan Supplements.

Plan Cycle means the three-year period during which time a participant has the opportunity to earn cash compensation under the Plan.

Supplement means a supplement to the Plan for a particular Plan Cycle.

Trustee means the trustee of the Plan which shall initially be Merrill Lynch Trust Company and which can be changed by the Company at its discretion.

Vesting means the time at which the Participant gains ownership to a portion of such Participant’s LTIP Balance.

Effective Date

The effective date of the Plan is January 1, 2002. The initial Plan Cycle commences on January 1, 2002 and ends on December 31, 2004. Subsequent Plan Cycles will begin on January 1 as approved by the Compensation Committee.

Eligibility

Executives will be designated each year to participate in this Plan. Eligibility is based on the decision of the Compensation Committee and is not tied to position, management level or past eligibility. Participation during one Plan Cycle is not a guarantee of future participation. The Supplement for each Plan Cycle will document those Eligible Employees.

How the Plan Works

Performance Criteria and Goal Setting

Each Plan Cycle is comprised of three consecutive years with a performance measure for each year. The Committee will determine and approve performance measurements and pay contingencies by March 15th of the first year of each Plan Cycle. These measurements and pay contingencies will also be documented in the Supplement for each Plan Cycle.

Performance will be measured each year of the Plan individually against an annual performance goal. Achievement of the performance target or failure to achieve the performance target in one plan year will not affect the target, performance goals or compensation for any other plan year.

Cash for Performance

Payment for the initial Plan Cycle is based on a performance spread from 80% to 120% of target for the performance criteria. For subsequent Plan Cycles, payment is based on a performance spread. Cash payouts for meeting a performance spread is 50% to 200% of target compensation. Incremental payouts will be made based on actual performance results.

For example:

Performance Spread	<80%	80%	100%	120%
Cash Payouts	0%	50%	100%	200%

Earned Cash Opportunity

Each Plan Cycle has an earned cash target opportunity equal to 50% of the total LITP cash target. (Participants’ targets are documented in the Supplement for each Plan Cycle).

          LTIP Target: 125%               Earned Cash Target: 62.5%

To determine the earned cash opportunity for the Plan Cycle, multiply your annual base pay by earned cash target percentage.

Salary		Earned Cash Target		Earned Cash Opportunity @ Target

$300,000	X	62.5%	=	$187,500

This is the earned cash target opportunity for the entire three-year Plan Cycle.

Each year of the Plan Cycle has performance measurements as detailed in the Supplement for each Plan Cycle. Cash payouts are based on performance results. The following example assumes that 80% of the performance spread is reached in the first year of the Plan Cycle, 100% in the second year of the Plan Cycle and 100% in third year of the Plan Cycle.

	Performance
Plan Cycle	Spread Achieved	Minimum	Target	Maximum	Earned Payment

1st Year	80%	$31,250	$62,500	$125,000	$31,250
2nd Year	100%	$31,250	$62,500	$125,000	$62,500
3rd Year	100%	$31,250	$62,500	$125,000	$62,500

Earned Cash Target Opportunity			$187,500		$156,250

This example shows the participant had the opportunity to earn $187,500 upon achieving 100% of performance targets. Based on performance results, the participant earned $156,250.

Distribution of LTIP Awards

Each year during the Plan Cycle, the Compensation Committee will determine what, if any, cash payments are payable to each Participant in the Plan. Any awards payable with respect to such year will be deposited into each Participant’s LITP Account with the Trustee.

Investment Elections

Each Participant has the right to allocate the funds in his or her LTIP Account to one or more of several investment options, including the purchase of Ryder stock, made available by the Trustee (as amended from time to time). Such investment elections are within the sole discretion of each Participant, who bears all the risk associated with such investments.

Making Investment Elections

Participants meet with a Merrill Lynch investment advisor to discuss investment choices and allocation of awards into the Participant’s LTIP Account. The Participant submits a signed allocation form to the Compensation Department for processing with Merrill Lynch.

Ryder Stock

The purchase and sale of Ryder stock in the Participant’s LTIP Account must be pr-approved by the Law Department.

Ryder Stock held in a Participant’s LTIP Account will count toward such Participant’s compliance with Ryder’s Stock Ownership Guidelines.

Vesting and Forfeiture

The cumulative earnings (total of each of the three years of the Plan Cycle together will all gains and losses realized in a Participant’s LTIP Account) become vested and non-forfeitable following the close of the three-year Plan Cycle according to the following schedule:

•	Six (6) months after the end of the Plan Cycle

•	Eighteen (18) months after the end of the Plan Cycle

To vest and be eligible for cash distributions, a Participant must be actively employed in good standing with the Company. Participants who are not actively employed in good standing with the Company at the time of distribution are not eligible for payment and forfeit any unvested award.

Cash Payments and Method of Distribution

Payment Distribution

All payments are subject to approval by the Compensation Committee.

Distribution of each Participant’s earnings under the Plan will be paid, as soon as practicable, after each vesting date.

The following example shows both the vesting and distribution schedule for one plan cycle:

Plan Cycle	January 1, 2002 – December 31, 2004
Plan Cycle Ends	December 31, 2004
Vesting and Distribution	June 30, 2005 — 50% of a Participant’s LTIP Balance on such vesting date	June 30, 2006 — The remainder of a Participant’s LTIP Balance for such Plan Cycle

Date and Method of Payment

Prior to the beginning of each Plan Cycle, Participants must complete a payment distribution election form. The Participant elects both the date when payments are to begin and the method of payment. These elections are irrevocable.

Date

Participants may elect to receive account balances according to the set payment schedule (see above) or they may elect to defer payments beyond the set payment schedule to a future date.

Method of Payment

There are two methods of payment available: lump sum or annual installments that will pay in a minimum of two (2) years to a maximum of ten (10) years.

✓	Lump Sum Payment – the vested account balance will be paid in a lump sum on the pre-selected date on file with the Company.

✓	Annual Installment Payment – the vested account balance will be paid in annual installments beginning on the pre-selected date.

Change of Control

In the event of a Change of Control, each Participant’s LTIP Balance will vest and be distributed as soon as practicable following such Change of Control.

Each Participant should refer to his/her individual, signed Change of Control Agreement for full details.

Discretionary Distribution

The Compensation Committee may, in its sole and absolute discretion, accelerate vesting and approve a lump sum distribution of all or a portion of a Participant’s LTIP Balance in the event of:

•	The employee’s death;

•	Normal retirement, as defined in Ryder’s Retirement Plan, as may be amended from time to time;

•	Permanent and total disability, as defined in Ryder’s Disability Plans, as may be amended from time to time;

•	Involuntary termination, not for cause;

•	Termination of the Plan

Participants who leave the Company under any condition other than those listed above are not eligible for a payout under the LTIP Plan, except at the discretion of the Compensation Committee.

Limitations

An Eligible Employee may participate in a maximum of three concurrent Plan Cycles at any given time.

Exclusion

Participation is the Plan is not a right but a privilege subject to annual review by the Committee. The Committee reserves the right, at its sole and absolute discretion, to withhold payment from any Participant who violates or who has violated any Company principle or policy, even if there are no documented performance issues in the Participant’s personnel file.

Plan Administration

The Compensation Committee shall have full power and authority to construe, interpret and administer the Plan. All decisions, actions or interpretations related to the Plan are the responsibility of the Compensation Committee, subject to the Compensation Committee’s sole and absolute discretion, and shall be final, conclusive and binding on all parties.

The Committee is responsible for designating Participants; setting goals; reviewing results and proposed payments and approving cash payouts.

In the event a Participant is not actively employed by the Company the Committee has the authority to accelerate vesting and to approve a lump sum distribution of all or a pro-rata portion of earned cash payouts.

The Compensation Committee has the right to amend or terminate the Plan, although it cannot rescind any payments already granted to a Participant so long as that person is employed by the Company, and is qualified under the terms of the Plan.

General Provisions

Non-Transferable - A participant’s rights under this Plan may not be sold, pledged, assigned or transferred in any manner, except if required by the laws of descent and distribution (transfers of earned compensation at death through wills or intestate transfers).

No Right to Employment - Nothing in this Plan shall be construed as an agreement by Ryder to employ an employee for a specific period of time, or to change the at-will status of any employee.

Plan Funding & Security - Amounts allocated to the Plan are general liabilities of Ryder and will be funded in a Rabbi Trust, which is an irrevocable trust used to fund deferred compensation benefits for key employees. The primary purpose of a Rabbi Trust is to provide and protect nonqualified plan assets, guaranteeing that funds will be available when promised, except in the case of bankruptcy.

In the event of bankruptcy, the assets of the Trust are subject to the claims of general creditors, but are inaccessible to the Company for discretionary use. In the event that the Company becomes insolvent, each Participant will be an unsecured general creditor of the Company. Your claim against the assets of the Company will be considered in sequence with the claims of other general creditors of the Company.

SUPPLEMENT A

Plan Cycle	January 1, 2002 through December 31, 2004

Plan Vesting	Following the close of the Plan Cycle on December 31, 2004 in accordance with the terms of the Plan:

• 50% after six (6) months – June 30, 2005 and

• 50% after eighteen (18) months – June 30, 2006

Plan Payout	In accordance with the terms of the Plan:

• 1st installment during July 2005

• 2nd installment during July 2006

Performance Measurement	Attainment of EVA as follows:

Plan Year	Threshold	Target	2 Times

2002	(56.8)	(47.3)	(37.8)
2003	(51.1)	(42.6)	(34.0)
2004	(46.0)	(38.3)	(30.6)

Plan Participants and LTIP Targets*

Participants	Total LTIP Target	Earned Cash Target

Gregory T. Swienton	225%	112.5%
Corliss J. Nelson	165%	82.5%
Vicki A. O’Meara	125%	62.5%
Challis M. Lowe	125%	62.5%
Gene R. Tyndall	125%	62.5%
Tracy A. Leinbach	125%	62.5%
Bobby J. Griffin	125%	62.5%

*     As may be modified from time to time by the Compensation Committee

SUPPLEMENT B

Plan Cycle	January 1, 2003 through December 31, 2005

Plan Vesting	Following the close of the Plan Cycle on December 31, 2005 in accordance with the terms of the Plan:

• 50% after six (6) months – June 30, 2006 and

• 50% after eighteen (18) months – June 30, 2007

Plan Payout	In accordance with the terms of the Plan:

• 1st installment during July 2006

• 2nd installment during July 2007

Performance Measurement	Attainment of EVA as follows:

Plan Year	Threshold	Target	2 Times

2003	$(45.1)	$(37.6)	$15.4
2004	$(39.7)	$(33.1)	$17.3
2005	$(33.8)	$(28.1)	$19.8

Plan Participants and LTIP Targets*

Participants	Total LTIP Target	Earned Cash Target

Gregory T. Swienton	300%	150%
Corliss J. Nelson	200%	100%
Vicki A. O’Meara	150%	75%
Challis M. Lowe	150%	75%
Tracy A. Leinbach	150%	75%
Bobby J. Griffin	150%	75%
Anthony G. Tegnelia	150%	75%
Robert E. Sanchez	100%	50%

*     As may be modified from time to time by the Compensation Committee

Changes to LTIP Targets	Long Term Incentive Plan Targets for 2003 were increased based on the recommendation of an independent compensation consultant

SUPPLEMENT C

Plan Cycle	January 1, 2004 through December 31, 2006

Plan Vesting	Following the close of the Plan Cycle on December 31, 2006 in accordance with the terms of the Plan:

• 50% after six (6) months – June 30, 2007 and

• 50% after eighteen (18) months – June 30, 2008

Plan Payout	In accordance with the terms of the Plan:

• 1st installment during July 2007

• 2nd installment during July 2008

Performance Measurement	Attainment of EVA as follows:

Plan Year	Threshold	Target	2 Times

2004	$(39.2)	$(21.1)	$3.7
2005	$(34.5)	$(18.5)	$5.7
2006	$(29.3)	$(15.7)	$7.7

Plan Participants and LTIP Targets*

Participants	Total LTIP Target	Earned Cash Target

Gregory T. Swienton	300%	150%
Tracy A. Leinbach	150%	75%
Vicki A. O’Meara	150%	75%
Challis M. Lowe	150%	75%
Bobby J. Griffin	150%	75%
Anthony G. Tegnelia	150%	75%
Robert E. Sanchez	100%	50%
Richard B. Carson	100%	50%
Thomas S. Renehan	100%	50%
Gregory F. Greene	100%	50%

*     As may be modified from time to time by the Compensation Committee